Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) dated as of March 31, 2016, by and among CWI OP, LP, a Delaware limited partnership (the “Borrower”), CAREY WATERMARK INVESTORS INCORPORATED, a Maryland corporation (“REIT Guarantor”), each of the Lenders (as defined below) party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”).

WHEREAS, the Borrower, the REIT Guarantor, the financial institutions parties thereto as Lenders (the “Lenders”) and the Administrative Agent have entered into that certain Credit Agreement dated as of December 4, 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Borrower, the REIT Guarantor, the Lenders and the Administrative Agent desire to amend certain provisions of the Credit Agreement on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

Section 1. Specific Amendments to Credit Agreement. The parties hereto agree that the Credit Agreement is amended as follows:

(a)    By adding the following new definition of “Leverage Ratio” to Section 1.1 of the Credit Agreement in the appropriate alphabetical order to read as follows:

“Leverage Ratio” means the ratio of Total Indebtedness to Total Asset Value.

(b)    By deleting the definition of “Applicable Margin” in Section 1.1 of the Credit Agreement in its entirety and substituting the following new definition in lieu thereof:

“Applicable Margin” means, with respect to LIBOR Loans, 2.75% and, with respect to Base Rate Loans, 1.75%; provided, that during any period that the Leverage Ratio is greater than 0.65 to 1.00, the Applicable Margin with respect to LIBOR Loans shall equal 3.25% and, with respect to Base Rate Loans shall equal 2.25%. The Applicable Margin shall be determined by the Administrative Agent from time to time, based on the Leverage Ratio as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 8.3. Any adjustment to the Applicable Margin shall be effective as of the first day of the calendar month immediately following the month during which the Borrower delivers to the Administrative Agent the applicable Compliance Certificate pursuant to Section 8.3. If the Borrower fails to deliver a Compliance Certificate pursuant to Section 8.3, the Applicable Margin shall equal the higher percentages above until the first day of the calendar month immediately following the month that the required Compliance Certificate is delivered. The provisions of this definition shall be subject to Section 2.4(c).

(c)    By deleting the last sentence of the definition of “LIBOR” in Section 1.1 of the Credit Agreement and substituting the following new last sentence in lieu thereof:

If LIBOR determined as provided above would be less than 0.40, LIBOR shall be deemed to be 0.40.

(d)    By deleting the definition of “Net Operating Income” in Section 1.1 of the Credit Agreement in its entirety and substituting the following new definition in lieu thereof:

“Net Operating Income” or “NOI” means, for any Property and for a given period, the following (without duplication and determined on a consistent basis with prior periods): (a) gross revenues received in the ordinary course from such Property (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent), minus (b) all expenses paid (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to, property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Borrower and its Subsidiaries and any property management fees), minus (c) one-time, non-operational expenses approved by the Administrative Agent in its discretion minus (d) the greater of (i) the actual property management fee paid during such period with respect to such Property and (ii) an imputed management fee in an amount equal to 3.0% of the gross revenues for such Property for such period.

(e)    By deleting the definition of “Total Asset Value” in Section 1.1 of the Credit Agreement in its entirety and substituting the following new definition in lieu thereof:

“Total Asset Value” means, at a given time, the sum (without duplication) of all of the following of the REIT Guarantor and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a consistent basis: (a) the amount, if any, by which the aggregate amount of unrestricted Lien-free cash and Cash Equivalents exceeds $10,000,000; plus (b) the sum of the aggregate Capitalized Value of all Properties owned by the REIT Guarantor or any of its Subsidiaries for the entire period of four consecutive fiscal quarters most recently ended; provided that with respect to the Properties known as the Renaissance Chicago, the Ritz Carlton Key Biscayne and the Ritz Carlton Philadelphia, such Properties shall be valued at the purchase price increased by the amount of cash expenses for improvements, renovations and capital expenditures to such Properties permitted to be capitalized in accordance with GAAP (less any amounts paid as a purchase price adjustment, held in escrow, retained as a contingency reserve, or other similar arrangements and less any acquisition, brokerage or advisor fees) through the year ending December 31, 2016 and thereafter shall be valued at the Capitalized Value of such Properties; plus (c) the purchase price (less any amounts paid as a purchase price adjustment, held in escrow, retained as a contingency reserve, or other similar arrangements and less any acquisition, brokerage or advisor fees) of Properties acquired by the Borrower or any of its Subsidiaries during the period of four consecutive fiscal quarters most recently ended, increased by the amount of cash expenses for improvements, renovations and capital expenditures to such Properties permitted to be capitalized in accordance with GAAP. The REIT Guarantor’s Ownership Share of assets held by Unconsolidated Affiliates (excluding assets of the type described in the immediately preceding clause (a)) will be included in the calculation of Total Asset Value consistent with the above described treatment for assets owned by the REIT Guarantor or a Subsidiary.

(f)    By adding the following new clause (c) to Section 2.4 of the Credit Agreement to read in its entirety as follows:

(c)    Borrower Information Used to Determine Applicable Interest Rates. The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by the Borrower and/or the REIT Guarantor (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by the REIT Guarantor) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender, within 5 Business Days of receipt of such written notice. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s, any Issuing Bank’s, or any Lender’s other rights under this Agreement.

(g)    By deleting clause (a) of Section 9.1 of the Credit Agreement and substituting in lieu thereof the following new clause (a):

(a)    Maximum Leverage Ratio. Commencing with the fiscal quarter ending March 31, 2016 through and including the fiscal quarter ending December 31, 2016, the REIT Guarantor shall not permit the Leverage Ratio to exceed 0.70 to 1.00 at any time; and commencing on January 1, 2017 and thereafter, the REIT Guarantor shall not permit the Leverage Ratio to exceed 0.65 to 1.00 at any time.

(h)    By deleting clause (ii) of Section 9.4(a) of the Credit Agreement and substituting in lieu thereof the following new clause (ii):

(ii) (w) with respect to the fiscal quarter ending March 31, 2016, 110% of Funds From Operation for the period of twelve consecutive months ending on such date, (x) with respect to the fiscal quarter ending June 30, 2016, 105% of Funds From Operation for the period of twelve consecutive months ending on such date, (y) with respect to the fiscal quarter ending September 30, 2016, 100% of Funds From Operation for the period of twelve consecutive months ending on such date, and (z)

commencing with the fiscal quarter ending December 31, 2016 and for each fiscal quarter thereafter, 95% of Funds From Operation for the period of twelve consecutive months ending on such date, in each case, tested at the end of each applicable fiscal quarter;

(i)    By deleting Schedule I to the Credit Agreement and replacing it with Schedule I attached hereto.

Section 2. Conditions Precedent. The effectiveness of this Amendment is subject to receipt by the Administrative Agent of each of the following, each in form and substance satisfactory to the Administrative Agent, as applicable:

(a)    a counterpart of this Amendment duly executed by the Borrower and the REIT Guarantor;

(b)    payment by Borrower of the amendment fee to the Administrative Agent as set forth in Section 6 hereof; and

(c)    such other documents, instruments and agreements as the Administrative Agent may reasonably request to effect the intent and purpose hereof.

Section 3. Representations. Each of the Borrower and the REIT Guarantor, as applicable, represents and warrants to the Administrative Agent and the Lenders that:

(a)    Authorization. Each of the Borrower and the REIT Guarantor has the corporate power and authority and the legal right to execute and deliver this Amendment and the other documents contemplated hereby and to perform its obligations in respect of this Amendment, the Credit Agreement as amended by this Amendment, and the other documents contemplated hereby and has taken all necessary corporate action to authorize the execution and delivery of each such document and the performance of its obligations in respect thereof. This Amendment and the other documents contemplated hereby have been duly executed and delivered on behalf of the Borrower and the REIT Guarantor and each of this Amendment, the Credit Agreement as amended by this Amendment and the other documents contemplated hereby constitutes a legal, valid and binding obligation of the Borrower and the REIT Guarantor, enforceable against the Borrower and the REIT Guarantor in accordance with the terms of each, subject to the effect of applicable bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

(b)    Compliance with Laws, etc. The execution and delivery by the Borrower and the REIT Guarantor of this Amendment and the other documents contemplated hereby and the performance by the Borrower and the REIT Guarantor of this Amendment, the Credit Agreement as amended by this Amendment and the other documents contemplated hereby, will not violate any Applicable Law or any contractual obligation of the Borrower or the REIT Guarantor in any material respect. No consent, approval, authorization of, or registration, declaration or filing with, any Governmental Authority is required on the part of the Borrower or the REIT Guarantor in connection with the execution and delivery of this Amendment or the other documents contemplated hereby or the performance of or compliance with the terms, provisions and conditions of this Amendment, the Credit Agreement as amended by this Amendment or the other documents contemplated hereby.

(c)    No Default. No Default or Event of Default has occurred and is continuing as of the date hereof nor will exist immediately after giving effect to this Amendment.

Section 4. Reaffirmation of Representations by Borrower. The Borrower hereby repeats and reaffirms all representations and warranties made by the Borrower to the Administrative Agent and the Lenders in the Credit Agreement (as amended by this Amendment) and the other Loan Documents to which it is a party on and as of the date hereof with the same force and effect as if such representations and warranties were set forth in this Amendment in full (other than with respect to any representation and warranty that expressly relates to an earlier date, in which case such representation and warranty was true and correct as of such earlier date).

Section 5. Certain References. Each reference to the Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment. The Credit Agreement is hereby ratified and confirmed in all respect and nothing in this Amendment shall limit, impair or constitute a waiver of the rights, powers or remedies available to the Administrative Agent or the Lenders under the Credit Agreement or any other Loan Document (except to the extent, if any, expressly set forth herein).

Section 6. Amendment Fee; Expenses.

(a)    The Borrower shall pay to the Administrative Agent, for its own account, an amendment fee of $35,000, which shall be due and payable on the effective date of this Amendment and which shall be fully earned and non-refundable, in whole or in part.

(b)    The Borrower shall reimburse the Administrative Agent upon demand for all reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees for one counsel) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 7. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 9. Effect. Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. The amendments contained herein shall be deemed to have prospective application only, unless otherwise specifically stated herein.

Section 10. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 11. Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Credit Agreement.

Section 12. Release. In consideration of the amendments contained herein, each of the Borrower and REIT Guarantor hereby waives and releases the Lenders, the Administrative Agent and the Issuing Bank from any and all claims and defenses, known or unknown, existing on the date hereof with respect to the

Credit Agreement and the other Loan Documents and the transactions contemplated thereby (collectively, the “Claims”); provided, however, the Claims shall not include any claims or defenses that are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of any Lender, the Administrative Agent or the Issuing Bank.

[Signatures on the following pages.]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Credit Agreement to be executed as of the date first above written.

BORROWER:

CWI OP, LP

By: Carey Watermark Investors Incorporated,
its general partner

By: /s/ Michael G. Medzigian
Name: Michael G. Medzigian
Title: President & Chief Executive Officer

REIT GUARANTOR:

CAREY WATERMARK INVESTORS INCORPORATED

By: /s/ Michael G. Medzigian
Name: Michael G. Medzigian
Title: President & Chief Executive Officer

[Signatures continue on the following page.]

[Signature Page to First Amendment to Credit Agreement with CWI OP, LP]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and as a Lender

By: /s/ Thomas K. Day
Name: Thomas K. Day
Title: Executive Vice President

[End signatures.]

SCHEDULE I

Revolving Commitments

Lender	Revolving Commitment Amount
Wells Fargo Bank, National Association	$35,000,000
TOTAL	$35,000,000